Exhibit 10.40

Weight Watchers International 675 Ave. of the Americas New York, NY 10010

Stacey Mowbray

[REDACTED]

[REDACTED]

April 6, 2016

Dear Stacey:

I am delighted and enthusiastic to confirm your promotion to the newly created position of President, Americas, effective March 2, 2016, for Weight Watchers International, Inc. (the “Company”)

The details of your revised compensation and benefits package are attached. To indicate your acceptance of this offer (the “Agreement”), please sign and date the enclosed acceptance letter and forward to me at your earliest convenience.

Kind regards,

/s/ Kimberly Samon
Kimberly Samon
Chief Human Resources Officer

Stacey Mowbray – April 6, 2016- Employment Agreement Letter: Compensation and Benefits details.

Effective Date of Promotion	March 2, 2016

New Title	President, Americas, reporting to Jim Chambers, Chief Executive Officer of Weight Watchers International, Inc. (the “Company”).

Work Location	Your primary work location shall be at 2295 Bristol Circle, Oakville ON L6H 6P8. However, per the terms of your Assignment Letter (which shall be provided under separate cover), upon the receipt of your applicable work visa(s), you shall work at the Company’s US-based headquarters at 675 Avenue of the Americas, New York, NY 10010 at least four days per week during the designated assignment period (the “Assignment Period”).

Base Salary	CAD $480,000.00 gross, per annum, less lawful withholdings and deductions, to be paid bi-weekly, every other Thursday (the “Base Salary”). This is a salaried, exempt position which is not eligible for overtime. You shall remain on the payroll of, and shall continue to be an employee of, Weight Watchers Canada, Ltd. (“WWCL”).

Annual Bonus Program	You shall continue to be eligible to earn a bonus in accordance with the terms and conditions of the Company’s bonus plan. Effective 2016, the bonus target for this position shall be 50% of your Base Salary (25% based on individual performance and 75% based on Company performance), which can be over or underachieved depending on performance. The Company performance portion is based on 33% of the Company’s overall performance and 67% of the Americas business performance. The Company’s bonus plan may be modified or terminated at any time.

In order to be eligible to earn any bonus, you must be employed on October 1st of the bonus year and be an active employee on the date of payment.

Annual Equity Program	You shall continue to be eligible to participate in the Company’s annual stock- based incentive compensation program, in accordance with the terms and conditions of such program, as amended from time to time. With respect to the Company’s annual stock-based incentive compensation program for fiscal 2016, you shall have a target aggregate grant amount value of 125% of your Base Salary (allocated and subject to such terms as determined by the Company’s Compensation Committee in its sole discretion for executives of the Company).

Annual equity awards are subject to your continued employment with the Company (which does not include any post-employment notice period, whether under contract, statute, common law or otherwise), and shall be governed by the Company’s stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion. The Company’s stock-based incentive compensation program may be modified or terminated at any time.

Temporary Housing Expense Reimbursement	You shall be entitled to reimbursement of expenses of up to an aggregate US$75,000 for your U.S.-based temporary housing during the Assignment Period, provided you produce adequate documentation of such expenses.

Moving Allowance	You shall receive a one-time moving allowance cash payment in the amount of CAD $30,000, less lawful withholdings and deductions, for your moving expenses incurred during the Assignment Period.

Car Allowance	You shall continue to receive a car allowance of CAD $14,000, gross per annum, less lawful withholdings and deductions.

Paid Time Off Policy	You shall continue to be entitled to a total of 24 days of Paid Time Off (at least 10 of which must be used as vacation days), and Company holidays (subject to local practices).

Termination of Employment	(a) The Company may terminate this Agreement and your employment at any time for just cause, without providing you with advance notice of termination, pay in lieu of such notice, or any form of severance pay, unless otherwise required by the Employment Standards Act, 2000 (Ontario) (the “ESA”) and then solely to the extent required by the ESA. The Company shall only pay any accrued but unpaid Base Salary and any other compensation and unreimbursed expenses owing to the termination date (the “Accrued Amounts”), and shall comply with any obligations under the ESA. The Company may terminate this Agreement and your employment at any time without just cause in accord with applicable law.

(b) You may resign upon giving 90 days’ advance written notice to the Company (the “Resignation Period”). The Company may, at its discretion, in writing, waive in whole or in part such notice and, in such case, the Resignation Period shall end on the date selected by the Company. You shall not be entitled to receive any further compensation or benefits whatsoever other than those which accrue up to the end of the Resignation Period.

Notwithstanding any terms and conditions of the Continuity Agreement (as defined below) or any Other Arrangement (as defined below), you hereby agree that any consideration payable to you, or obligation to provide benefits to you, pursuant to the Continuity Agreement shall be offset in full by any amounts payable or benefits provided to you pursuant to this Agreement, the Assignment Letter or any other agreement between you and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by statute, regulation or local law in any applicable jurisdiction (collectively, the “Other Arrangements”). In the event any such payment or benefit is first paid or provided to you pursuant to (i) an Other Arrangement, such payment or benefit shall offset in full any payment or benefit to be provided under the Continuity Agreement, and (ii) the Continuity Agreement, such obligations under the Other Arrangements will be deemed to have been satisfied in full by the corresponding amount paid or benefit provided under the Continuity Agreement.

Extended Healthcare	You will continue to be eligible for coverage under the current WWCL plan, either as single coverage or family coverage (per your preference), in accordance with the terms and conditions of the official plan documents, as amended from time to time. The Company shall also pay any additional costs associated with such coverage as a result of your assignment in the United States per the terms of your Assignment Letter.

Registered Retirement Savings Plan (RRSP)	WWCL will make an annual employer contribution for your benefit to the RBC group RRSP in the aggregate amount of CAD $24,000. This shall be in lieu of any employer matches that you previously received in connection with the Company’s RRSP and/or pension plan.

Life Insurance	You will continue to be eligible for life insurance, in accordance with the terms and conditions of the WWCL’s policies and the official plan documents, as amended from time to time, and at the same level of coverage as similarly situated executives in the United States.

Continuity Agreement	Upon the effective date of your promotion, you will be eligible to enter into a continuity agreement (the “Continuity Agreement”) with the Company, which shall remain in effect only for as long as you remain in your role as Presidents, Americas. For the avoidance of doubt, in no event shall your Continuity Agreement be deemed a benefit plan.

Wellness Allowance	You will continue to be eligible for reimbursements of up to CAD $1,000.00 towards approved wellness or fitness expenses on an annual basis.

Noncompetition, Assignment of Work Product and Confidentiality Agreement	You will be required to sign the Company’s standard Noncompetition, Assignment of Work Product and Confidentiality Agreement (“Noncompetition Agreement”), which will be provided under separate cover, as a condition for the effectiveness of this Agreement.

Entire Agreement	This Agreement, along with the above-referenced Assignment Letter and Noncompetition Agreement and Continuity Agreement which are hereby incorporated by reference (collectively the “New Agreements”), shall supersede all prior agreements between you and the Company and/or WWCL. To the extent the terms of the New Agreements differ in any way from any such prior agreement, the terms of the New Agreements shall control. By signing this Agreement, you agree that you are not relying upon any promises, representations, negotiations or discussions except as specifically set forth in the New Agreements.

Governing Law	This Agreement shall be governed by the laws of the province of Ontario and the federal laws of Canada applicable therein.

Weight Watchers International 675 Ave. of the Americas New York, NY 10010

Kimberly Samon

Vice President, Human Resources North America

Weight Watchers International. Inc.

This is to confirm my acceptance of the Company’s offer for a promotion to the newly created President, Americas position, per the April 6, 2016 offer letter above.

My signature below confirms that I understand and agree to the contents of my offer letter.

I am pleased to accept Weight Watchers International’s offer, and I look forward to working with the Company in this capacity.

/s/ Stacey Mowbray	April 6, 2016
Stacey Mowbray	Date